PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the 1st day of October, 1997, by and between Dean Witter Realty Income Partnership III, L.P, a Delaware limited partnership, having an office at c/o Dean Witter Realty Inc., Two World Trade Center, 64th Floor, New York, New York 10048, (the "Seller"), and LPC Commercial Services, Inc., a Texas corporation, having an office at 3405 Piedmont Road, N.W., Suite 100, Atlanta, Georgia 30505 (the "Purchaser").

                     W I T N E S S E T H

WHEREAS, the Seller is the owner of the real property in Roswell, Georgia consisting of four (4) buildings commonly referred to as Holcomb Woods;

WHEREAS, the Seller and the Purchaser have entered into negotiations wherein the Purchaser expressed its intent to purchase the Property (as defined herein) from the Seller and the Seller expressed its intent to sell the Property to the Purchaser; and

WHEREAS, the Seller and the Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, the Seller shall sell the Property to the Purchaser and the Purchaser shall purchase the Property from the Seller.

NOW,   THEREFORE,  in  consideration  of  ten  ($10.00)
dollars   and  the  mutual  covenants  and   agreements
hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

  Sale of the Property.
The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land described in Schedule 1 hereto (the
"Land") listed thereon as owned by the Seller, together with (i) all buildings and other improvements situated on the Land including, without limitation the following
buildings:    (a)  one  story
office building consisting of approximately 34,701 square feet of rentable space known as Building 100; (b)
a one  story  office  building  consisting   of
approximately 42,249 square feet of rentable space known as Building 200; (c) a business service building consisting of approximately 81,362 total square feet of space known as Building 300; and (d) a business service
building  consisting  of  approximately  85,318   total
square   feet   of   space  known   as   Building   400
(collectively, the "Buildings"), (ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the Seller pertaining to the Land and the Buildings, (iii) all right, title and interest of the Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Land or the Buildings, or used in connection therewith (collectively, the "Personal Property"), and (iv) all right, title and interest of the Seller, if any, in and to the trade names of the Buildings (the Land, together with all of the foregoing items listed in clauses (i)(iv) above being hereinafter sometimes referred to as the "Property").
  Excluded Property.
Specifically excluded from the Property and this sale are all items of personal property not described in Section
1 (and all personal property of tenants under the Leases) and the items described in Schedule 2 annexed hereto and made a part hereof.
  Closing Date.
The  delivery of the Deed and the consummation  of  the
transactions   contemplated  by  this  Agreement   (the
"Closing") shall take place at the offices of  Bingham, Dana
&   Gould  LLP,  150  Federal  Street,   Boston,
Massachusetts, at 10:00 A.M. on the date which is five (5) business days after the end of the Due Diligence Period unless such day is not a day on which the Records Office of Fulton County, Georgia is open for business, in which case, the Closing shall take place on the next day on which such Records Office is open (the "Closing Date") or such earlier or later date as the Seller and Purchaser may agree in writing.
  Purchase Price.
The purchase price to be paid by the Purchaser to the Seller for the Property (the "Purchase Price") is NINETEEN MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($19,250,000.00) payable as follows:
(a) Simultaneously with the execution and delivery of this Agreement the Purchaser shall deliver (i) FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) ("Downpayment A") and (ii) ONE HUNDRED AND FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00) ("Downpayment B") (Downpayment A and
Downpayment  B  shall  sometimes  hereinafter        be
collectively  referred  to as  the  "Downpayment"),  by
delivery  to  Chicago  Title  Insurance  Company   (the
"Escrow Agent") of a certified or bank check drawn on or by a bank which is a member of the New York Clearing House Association (a "Clearing House Bank") or by wire transfer of immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement. The Downpayment shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 15. At the Closing, the Deposit shall be delivered to the Seller and such amount shall be credited against the portion of the Purchase Price payable pursuant to Section 2(b);

(b) The balance of the Purchase Price (i.e., the Purchase Price minus the credit set forth in Section 2(a) above), plus or minus the apportionments set forth in
Section 3, shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.

 Apportionments

The following shall be apportioned between the Seller and the Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Adjustment Date"):

(a) fixed or base rents ("Rents") which have been prepaid, security deposits referred to in Section 8(e), Rents for the month in which the Closing occurs and Additional Rents and other amounts paid by tenants applicable to periods which expire after the Closing
Date, which have been received by Seller;

(b) real estate taxes, special assessments (but only any installment relating to the period in which the Adjustment Date occurs), water charges, sewer rents and charges and vault charges, if any, on the basis of the fiscal years (or applicable billing period if other than a fiscal year), respectively, for which same have been assessed;

(c) value of prepaid fuel belonging to the Seller stored on the Property, at the Seller's cost, including any taxes, on the basis of a statement from the Seller's suppliers;

(d) charges and payments under Contracts that are being assigned to the Purchaser pursuant to the terms of this Agreement and listed on Schedule 3 hereto or permitted renewals or replacements thereof;

(e)   any prepaid items, including, without limitation,
fees   for  licenses  which  are  transferred  to   the
Purchaser   at  the  Closing  and  annual  permit   and
inspection fees;

(f)  utilities, to the extent required by Section 3.4;

(g)    deposits   with  telephone  and  other   utility
companies, and any other persons or entities who supply goods or services in connection with the Property if same are assigned to the Purchaser at the Closing;

(h) personal property taxes, if any, on the basis of the fiscal year for which assessed;

(i)   all  other  revenues from the  operation  of  the
Property   other   than  Rents  and  Additional   Rents
(including, without limitation, parking charges, tenant
direct   electrical   reimbursements,   HVAC   overtime
charges,  and  telephone  booth  and  vending   machine
revenues);

(j)   New Lease Expenses as provided in Section 10.1.2;
and

(k) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in Fulton County, Georgia.

  Taxes.
If the amount of real estate taxes, special assessments
or other taxes for the Property for the fiscal year during which Closing occurs is not finally determined at the Adjustment Date, such taxes shall be apportioned on the basis of the full amount of the assessment for such period (or the assessment for the prior tax period if the assessment for the current tax period is not then known) and the rate for the immediately prior tax year, and shall
be reapportioned as soon as the new tax rate   and
valuation,  if  any,  has   been   finally determined.   If
any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated  Leases,  shall  be equitably apportioned between the parties hereto.
  Rents.
  Arrearages.
If on the Closing Date any tenant is in arrears in the payment of Rent or has not paid the Rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any Rents received by the Purchaser or the Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant in the manner specified by such tenant and if such tenant does not specify in the following order of priority: (i) first, to the month in which the Closing occurred, (ii) second, to the month following the month in which the Closing occurred, and (iii) third, to the month preceding the
month in which the Closing occurred.                If
Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party (to the extent not collected from or reimbursed by tenants). Purchaser shall have no obligation to collect any Rents due
prior  to  the  Closing  Date.   Seller  may  use
reasonable efforts to collect such Rents but may not bring any eviction action without prior written consent of Purchaser.

  Additional Rents.

If any tenants are required to pay percentage rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation charges, cost-of-living increases or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by the Purchaser from a tenant after the Closing Date, then the Purchaser shall apply such Additional Rents in the manner specified by such tenant and if tenant does not specify in the following order of priority: (i) first to any Additional Rents owed by such tenant for the month in which the Closing occurred, (ii) second to any Additional Rents owed by such tenant for
the month following the month in which the          Closing
occurred,  and  (iii)  third,                  to   any
Additional Rents owed by such tenant for the month preceding the month in which the Closing occurred.

  Collection After the Closing.
After  the Closing, the Seller shall continue  to  have the
right, in its own name, to demand payment of and to collect
Rent and Additional Rent arrearages owed to the Seller  by
any  tenant,  which  right  shall  include, without
limitation, the right to continue or  commence legal
actions or proceedings against any tenant.     The
Purchaser  agrees  to  cooperate  (at  no  expense   to
Purchaser)  with  the  Seller in  connection  with  all
efforts  by  the  Seller  to  collect  such  Rents  and
Additional Rents and to take all steps, whether  before or
after  the  Closing  Date,  as  may  be  reasonably
necessary  to carry out the intention of the foregoing,
including,  without  limitation, the  delivery  to  the
Seller,  upon demand, of any relevant books and records
(including  any  Rent  or Additional  Rent  statements,
receipted  bills and copies of tenant  checks  used  in
payment of such Rent or Additional Rent), the execution of
any  and all consents or other documents,  and  the
undertaking  of  any act reasonably necessary  for  the
collection  of such Rents and Additional Rents  by  the
Seller.   [If for any fiscal period which includes  the
Adjustment Date tenants are paying Additional Rent based upon estimates prepared by the Seller, such Additional Rents shall be reapportioned when the actual expenses for the fiscal period are known.]

  Water.

If there is a water meter on the Property, the Seller shall furnish a reading to a date not more than five (5) business days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading.

  Utilities.

The   Seller  will  attempt  to  obtain  final  cut-off
readings of fuel, telephone, electricity, and gas to be made as of the Adjustment Date. The Seller shall pay the bills based on such readings promptly after the same are rendered. If arrangements cannot be made for any such cut-off reading, the parties shall apportion the charges for such services on the basis of the bill therefor for the most recent billing period prior to the Adjustment Date, and when final bills are rendered for the period which includes the Adjustment Date the Seller and Purchaser
shall  promptly  readjust                      the
apportionments in accordance with such final bills.

  Post-Closing Adjustments.

The items set forth in this Section 3 shall be apportioned at the Closing by payment of the net amount of such apportionments to the Seller in the manner set forth herein for the payment of the Purchase Price if the net apportionment is in favor of the Seller or by a credit
against  the  Purchase  Price   if   the       net
apportionment  is in favor of the Purchaser.   However,
if any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be
apportioned   at   the   Closing   because    of    the
unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one year after the Closing Date. Notwithstanding any of the foregoing provisions of this Section 3.5 to the contrary, the Purchaser and the Seller agree that the one year limitation set forth in this
Section 3.5 shall not apply to the parties' obligations under Sections 3.1 and 3.2 and that such obligations shall survive the Closing forever.

  Due Diligence Period.
Notwithstanding anything to the contrary contained herein, the Purchaser shall have a twenty-five (25) day period (the "Due Diligence Period") commencing on the date hereof to examine title to the Property, to inspect the physical and financial condition of the Property and  to  review  the  Property  Information.
Neither    the    Purchaser   nor    the    Purchaser's
Representatives   shall   contact   any    governmental
authority or any of the Seller's tenants, vendors, employees, consultants or contractors prior to the Closing without obtaining the Seller's prior written consent in each instance or unless otherwise required by law. Review of applicable zoning and permit records shall not constitute contact with a governmental authority.

  Access to the Property.

During the Due Diligence Period, the Purchaser and the Purchaser's Representatives shall have the right to enter  upon  the  Property  for  the  sole  purpose  of
inspecting  the  Property  and  making  surveys,   soil
borings, engineering tests and other investigations, inspections and tests (collectively, "Investigations"), provided (i) the Purchaser shall give the Seller not less than two (2) business days' prior written notice before each entry, (ii) the first such notice shall include sufficient information to permit the Seller to review the
scope of the proposed Investigations,  and (iii)    neither
the  Purchaser  nor  the                    Purchaser's
Representatives shall permit any borings, drillings or samplings to be done on the Property without the Seller's prior written consent. Any entry upon the
Property and all Investigations shall be during the Seller's normal business hours and at the sole risk and
expense   of   the   Purchaser  and   the   Purchaser's
Representatives, and shall not interfere with the activities on or about the Property of the Seller, its
tenants   and   their  employees  and  invitees.    The
Purchaser shall:

(a)    promptly  repair  any  damage  to  the  Property
resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of,
any  portion  of  the  Property  used  for   such
Investigations so that the Property shall be in the same condition as that which existed prior to such Investigations;

(b) fully comply with all Laws applicable to the Investigations and all other activities undertaken in connection therewith;
(c) permit the Seller to have a representative present during all Investigations undertaken hereunder;
(d)   take  all  actions and implement all  protections
necessary   to  ensure  that  all  actions   taken   in
connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the Property pose no threat to the safety or health of persons or the environment, and cause no damage to the Property or other property of the Seller or other persons;

(e) if requested by the Seller after notice has been given to Seller by Purchaser of its termination of this Agreement pursuant to Section 4.2, furnish to the Seller, at no cost or expense to the Seller, copies of all surveys, soil test results, engineering, asbestos, environmental and other studies and reports prepared by third parties, relating to the Investigations which the Purchaser shall obtain with respect to the Property
promptly   after  the  Purchaser's  receipt  of   same;
provided; however, that such delivery by Purchaser shall not (a) constitute a representation or warranty as
to  the accuracy of any such third party materials, or   (b)
result  in  any  liability  on  the  part  of Purchaser;

(f) maintain or cause to be maintained, at the Purchaser's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury
and  property  damage,  automobile   liability coverage
including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury  and  property  damage,  and  an  excess umbrella
liability  policy  for  bodily  injury              and
property damage in the minimum amount of $3,000,000, insuring the Purchaser and the Seller and certain of Seller's Affiliates listed on Schedule 4, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon, and (iii) any and all other activities undertaken by the Purchaser and/or the Purchaser's Representatives in connection with the Property, and deliver evidence of such insurance policy to the Seller at the earlier of ten (10) days after the date of this Agreement or the first entry on the Property; and

(g)  not, at any time, contact or communicate with  any
tenant  of  the  Property  for  any  reason  whatsoever
without  providing  the Seller with  one  (1)  business
day's   prior  written  notice,  which  communications,
whether by telephone, in writing or in person, Seller or its designee shall have the right to be present at or otherwise participate in.

The provisions of this Section 4.1 shall survive the termination of this Agreement and the Closing.

  Purchaser's Termination Notice.
Subject to the provisions of the last paragraph of this
Section 4.2, the Purchaser shall have the right to elect to terminate this Agreement by giving written notice (the "Purchaser's Termination Notice") of such election to the Seller at any time prior to the expiration of the Due Diligence Period if the Purchaser shall determine (in the exercise of its reasonable discretion) that any of the following conditions to termination are met as of the date of the Purchaser's
Termination  Notice, in which event the  provisions  of
Section 14.1 shall apply except as otherwise provided in the final sentence of this Section 4.2:

(a) The Purchaser shall have determined, based upon a site assessment study conducted at Purchaser's sole expense by any qualified engineering firm proposed  by Purchaser
and  approved by Seller that there  is  oil, hazardous
substances, hazardous materials, hazardous or toxic   waste,
or friable and accessible asbestoscontaining materials present on the Property in an amount which would require remediation under Applicable Environmental Law.

(b) The Purchaser shall have determined, based upon a final engineering study covering the Buildings and any other existing structures on the Property, that there are material defects in any roof, foundation, sprinkler mains, structural elements and masonry walls of any of the Buildings or related heating, ventilating and air
conditioning,   electrical,   sanitation,   water,   or
mechanical systems that are not disclosed in that certain Visual Survey of the Holcomb Woods Business Park prepared by United Consulting Group Ltd. dated July 28, 1997 (the "United Consulting Report").
Purchaser hereby acknowledges and agrees that Purchaser shall have no right of any kind or for any reason whatsoever to terminate this Agreement due to any defect or any other condition disclosed or identified in the United Consulting Report.

(c)  The Purchaser shall have determined, based upon  a
legal  opinion  from  its  special  counsel,  that  the
Buildings as presently constructed and used violate  in a
material respect applicable federal or state law  or
governmental regulation, or local ordinance,  order  or
regulation,  including  but  not  limited   to    laws,
regulations or ordinances relating to land use, zoning,
building  use and occupancy, subdivision control,  fire
protection,   public   health  and   safety,   wetlands
protection and protection of the environment.

(d)   The  Purchaser  shall have  determined  that  the
Leases, the income and expenses and property tax  bills for
the  Property  do  not  conform  in  all  material respects
to  the  information  contained  in  (a)  the Confidential
Offering  Memorandum  prepared                 by   the
Broker, (b) the rent roll attached hereto as Schedule 11, and (c) the list of Leases attached hereto as Schedule
7.

(e) The Purchaser shall have determined that the Contracts are not in form and substance reasonably acceptable to the Purchaser. If any Contracts are not reasonably acceptable to the Purchaser, the Purchaser
shall  notify  the  Seller  which  Contracts  are   not
acceptable  to the Purchaser and the reasons  therefor.
Any so identified Contracts which Seller agrees to terminate or accept financial responsibility for on the Closing Date shall not give rise to a right of termination by Purchaser hereunder.
If for any reason whatsoever the Seller shall not have received the Purchaser's Termination Notice prior to the expiration of the Due Diligence Period, the Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 4.2, and such right of termination shall be of no further force or effect.
Purchaser's   Termination  Notice  shall   state   with
sufficient particularity the conditions precedent to the Purchaser's obligation to purchase the Property which have not been satisfied and the Seller shall have the option, exercisable by giving written notice of such exercise to the Purchaser within seven (7) days of the Seller's receipt of the Purchaser's Termination Notice, to elect to use reasonable efforts (the cost of which shall not exceed $25,000 in the aggregate) to cause the satisfaction of such unsatisfied conditions precedent specified in Purchaser's Termination Notice, in which event this Agreement shall not terminate as a result of the Purchaser delivery of the Purchaser's Termination Notice.
In  the  event  that   Purchaser delivers  notice to the
Seller prior to the expiration of the Due Diligence Period of its intent to terminate this Agreement other than for a reason set forth in Section 4.2(a-e) and/or other than in accordance with Section 4.2: (i) The Purchaser shall be entitled to a return of Downpayment B; and (ii) The Seller shall be entitled to retain Downpayment A as liquidated damages in accordance with the provisions of
Section 14.2.
  Estoppel Certificates.
Promptly   after   execution  and  delivery   of   this
Agreement, the Seller agrees to request an Estoppel Certificate from each tenant under a Lease, but in no event shall it be deemed to be an obligation of the Seller under this Agreement to obtain executed Estoppel Certificates except for Estoppel Certificates from tenants who lease eighty (80%) of the net rentable area of the Buildings. The Estoppel Certificates shall be in the form annexed hereto as Exhibit G and made a part hereof; provided, however, if any tenant is required or permitted under its Lease to make different statements in a certificate of such nature than are set forth in Exhibit
G, prior to requesting an Estoppel Certificate from such tenant, the Seller may modify the Estoppel Certificate for such tenant to set forth only the statements required under such tenant's  Lease  to  be made  by  such  tenant in
such a certificate.   If  any tenant fails to deliver an
Estoppel Certificate in  the form required by this
Agreement, Seller shall have  the right   to  substitute  in
lieu thereof an estoppel certificate substantially in such form executed by Seller and such estoppel certificate shall be treated for all purposes as an Estoppel Certificate from such failing tenant.
  Title.
The Seller shall convey and the Purchaser shall accept title to the Property subject to those matters set forth on Schedule 5 hereto (collectively the "Permitted
Encumbrances").   The  Seller  shall  deliver  to   the
Purchaser, at the Purchaser's expense, within five (5) days after the execution of this Agreement a commitment for an owner's fee title insurance policy with respect to the Property (the "Title Commitment") from First American Title Insurance Company (the "Title Company"), together
with  true  and  complete  copies   of          all
instruments giving rise to any defects or exceptions to title to the Property. The Seller shall deliver to the Purchaser, at the Purchaser's expense, within thirty (30) days after the execution of this Agreement an asbuilt survey ("Survey") of the Land and Buildings dated after the date of this Agreement and prepared in accordance
with   the   "Minimum   Standard                 Detail
Requirements for ALTA/ACSM Land Title Surveys"  jointly
established and adopted by ALTA and ACSM in 1992.   The
Survey shall contain a surveyor's certificate in favor of Purchaser and the Title Company in form and substance satisfactory for deletion of the standard survey exception from the title insurance policy.

  Unacceptable Encumbrances.
If the Title Commitment, a title report which Purchaser may obtain from Chicago Title Insurance Company at its sole cost and expense ("Buyer's Title Report") or  the Survey
indicate  the  existence  of  any   liens   or
encumbrances (collectively, "Liens") or other defects or exceptions in or to title to the Property other than the
Permitted   Encumbrances   (collectively,    the
"Unacceptable  Encumbrances")  subject  to  which   the
Purchaser  is  unwilling  to  accept  title   and   the
Purchaser gives the Seller notice of the same (i) with respect to the Title Commitment or Survey within ten (10) days after receipt of the Title Commitment or the Survey, respectively, or (ii) with respect to the Buyer's Title Report, within fifteen (15) days of the date hereof, the Seller shall undertake to eliminate the same (or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection
of  the  same  out  of,                      the
Property) subject to Section 5.2. The Purchaser hereby waives any right the Purchaser may have to advance as objections to title or as grounds for the Purchaser's refusal to close this transaction any Unacceptable Encumbrance which the Purchaser does not notify the Seller of within such ten (10) or fifteen (15) day period unless (i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment, first raised by Chicago Land Title
Insurance Company subsequent to the date  of the   Buyer's
Title Report or the Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment, the Buyer's Title Report or the Survey, respectively, and (ii) the Purchaser shall notify the Seller of the same within five (5) days after the Purchaser first becomes aware of such Unacceptable Encumbrance. The Seller, in its sole discretion, may adjourn the Closing one or more times for up to sixty
(60) days in the  aggregate in order to eliminate
Unacceptable Encumbrances.

  Removal of Unacceptable Encumbrances.

The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property; except that the Seller shall satisfy Unacceptable Encumbrances which are (i) mortgages and past due real estate taxes and assessments secured by or affecting the Property, and (ii) judgments against the Seller or other Liens secured by or affecting the Property which judgments and other Liens can be
satisfied  by  payment                              of
liquidated  amounts  not  to  exceed  $50,000  in   the
aggregate for all such judgments and other Liens.   The
Seller may eliminate any such Unacceptable Encumbrance by the payment of amounts necessary to cause the removal
thereof  of  record,  by  bonding  over   such Unacceptable
Encumbrance  in  a   manner   reasonably satisfactory to the
Purchaser or by arranging for title insurance  reasonably
satisfactory  to  the  Purchaser insuring   against
enforcement of such Unacceptable Encumbrance against, or collection of the same out of, the Property.

     Options Upon Failure to Remove Unacceptable Liens.

If the Seller is unable or is not otherwise obligated (pursuant to Section 5.2) to eliminate all Unacceptable Encumbrances not waived by the Purchaser, or to bond over
in  a  manner  reasonably  satisfactory  to    the
Purchaser any Unacceptable Encumbrances not waived by the Purchaser, or to arrange for title insurance reasonably acceptable to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5.1), the Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Agreement by notice given to the Seller pursuant to
Section 14.1, in which  event  the provisions  of  Section
14.1 shall apply, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

  Use of Purchase Price.
If  on the Closing Date there may be any Liens or other
encumbrances which the Seller must pay or discharge  in
order  to  convey  to the Purchaser such  title  as  is
herein provided to be conveyed, the Seller may use  any
portion  of  the  Purchase Price to satisfy  the  same,
provided:
(a)   the Seller shall deliver to the Purchaser or  the
Title   Company,   at  the  Closing,   instruments   in
recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

(b)   the  Seller,  having made arrangements  with  the
Title   Company,  shall  deposit  with   said   company
sufficient moneys acceptable to said company to  insure
the obtaining and the recording of such satisfactions.
  Transfer Taxes; Title Insurance Premiums.
At the Closing, the Seller shall pay all transfer and recording taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the State of Georgia or any
other   governmental  authority  in  respect   of   the
transactions contemplated by this Agreement by delivery to the Title Company of sufficient funds to pay such taxes together with any return (the "Transfer Tax Return") required thereby which shall be duly executed by the Seller and the Purchaser to the extent required by applicable law. The Purchaser shall not be entitled to receive a credit against or abatement of the Purchase Price payable to
the Seller at the Closing  as a                      result
of the Purchaser's Transfer Tax Payments.  At
the  Closing,  the  premiums due the Title  Company  to
obtain   title   insurance   policies   in   the   form
contemplated by the Title Commitment (as the same may be amended pursuant to this Agreement), the cost of obtaining the survey and other Closing-related expenses shall be paid in the manner set forth on Schedule 6 hereto.

 Representations and Warranties of the Seller.

The Seller represents and warrants to the Purchaser as follows:

(a) The Seller is a duly formed and validly existing limited partnership organized under the laws of the State of Delaware and is qualified under the laws of the State of Georgia to conduct business therein.

(b) The Seller has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by the Seller pursuant to this Agreement (collectively, the "Seller's
Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller's Documents.

(c)   This Agreement and the Seller's Documents do  not and
will  not contravene any provision of the  limited
partnership  agreement  of the  Seller,  any  judgment,
order,  decree, writ or injunction issued  against  the
Seller,  or,  to  the  Seller's actual  knowledge,  any
provision  of  any  laws  or  governmental  ordinances,
rules,     regulations,    orders    or    requirements
(collectively, the "Laws") applicable to the Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Seller under any agreement to which the Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Seller.

(d)   The Seller has no actual knowledge of any leases,
licenses  or  other occupancy agreements affecting  any
portion of the Property (collectively, the "Leases") on the
date  hereof,  except for  the  Leases  listed  in Schedule
7 annexed hereto and made a part hereof.             To
Seller's  actual knowledge, the copies  of  the  Leases
furnished by the Seller to the Purchaser are  true  and
complete.  To the Seller's actual knowledge, the Leases
are  in  full  force and effect, without  any  material
default  by  the  Seller thereunder.  To  the  Seller's
actual  knowledge, except as listed on Schedule 7,  the
Seller  has not given or received any notice of default
which  remains uncured or unsatisfied, with respect  to any
of the Leases.
(e)   To  the Seller's actual knowledge, there  are  no
pending  actions, suits, proceedings or  investigations to
which  the  Seller is a party before any  court  or other
governmental  authority  with  respect  to   the
Property  owned by the Seller except as  set  forth  on
Schedule 8 hereto.

(f)   Except  as disclosed on Schedule 9 hereto,  since
the date the Seller acquired legal and beneficial title to the Property (i) to Seller's actual knowledge, neither Seller nor any third party has engaged in the generation, use, manufacture, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined) on the Property in violation of Applicable Environmental Law (as hereinafter defined), the cost of correction or
remediation  of  which  would  have   a material adverse
effect upon the value of the Property, and (ii) to Seller's actual knowledge, neither Seller nor any third party has received any written notice from any governmental authority having jurisdiction over the Property of any violation of Applicable Environmental Law with respect to the Property which requires corrective action, the cost of which would have a material adverse effect upon the
value of  the Property.   Disclosure  of any  matter  on
Schedule 9 hereto shall not constitute any admission by Seller that such matter was material or a violation
of Applicable   Environmental  Law.   As  used       in
this
Agreement, the term "Hazardous Substance" shall mean any substance, chemical or waste that is currently listed
as   hazardous,  toxic  or   dangerous   under
Applicable   Environmental  Law.   As  used   in   this
Agreement, the term "Applicable Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901, et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act,
42 U.S.C. 7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; as the foregoing have been amended from time to time to the date of this Agreement;
and any similar state  and local   laws   and   ordinances
and  the   regulations implementing such statutes in effect
on the date hereof imposing liability or establishing standards of conduct for environmental protection.

(g) The Seller has no actual knowledge of any security deposits which Seller is holding in connection with any of the Leases, except as set forth on Schedule 10 annexed hereto and made a part hereof.

(h) The Seller has annexed hereto as Schedule 11 and made a part hereof a rent roll for the Property which, to the actual knowledge of Seller is complete and accurate in all respects.

(i)   The Seller has no actual knowledge of receipt  by
the   Seller  of  any  written  notification  from  any
insurance company as to the Property's failure to conform to the terms of any policy of insurance, except as set forth on Schedule 12 annexed hereto and made a part hereof.
(j)   The Seller has no actual knowledge of receipt  by the
Seller  of  my  written  notification  from         any
governmental agency as to the Property's non-compliance with any applicable law.

(k) The Seller has no actual knowledge of (i) any broker's commissions which are unpaid with respect to the current term under each of the Leases, except for commissions owed to Carter and Associates in connection with the Kimberly-Clarke Corporation Lease (ii) any tenant improvement obligations of the landlord which are unfulfilled with respect to the current term under each of the Leases, or (iii) any rent concessions which are owed to any of the tenants with respect to the current term under each of the Leases and not otherwise disclosed in the Leases.

  Survival of Representations.
The representations and warranties of the Seller set forth in this Section 6 (i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and (ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of twelve (12) months following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.
  Discovery of Untrue Representation.
If  at or prior to the Closing, (i) the Purchaser shall
become  aware  that  any  of  the  representations   or
warranties  made  herein  by  the  Seller  is   untrue,
inaccurate or incorrect in any material respect and shall give the Seller notice thereof at or prior to the Closing, or (ii) the Seller shall notify the Purchaser that a representation or warranty made herein by the Seller is untrue, inaccurate or incorrect, then the Seller may, in its sole discretion, elect by notice to the Purchaser to adjourn the Closing one time for up to sixty (60) days in order to cure or correct such untrue, inaccurate or
incorrect  representation                           or
warranty.   If any such representation or  warranty  is not
cured or corrected by the Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then the Purchaser, as its sole remedy for such inability of Seller, shall elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller
pursuant to the provisions  of Section              14.1.
In the event the Closing  occurs,  the
Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against the Seller for damages that the Purchaser may incur, or to
rescind   this  Agreement  and  the        transactions
contemplated hereby, as the result of any of the Seller's representations or warranties being untrue, inaccurate or incorrect if the Purchaser knew, should have known or is deemed to have known that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing and the Purchaser nevertheless closes title hereunder.
  Limited Nature of Representations.
The Purchaser acknowledges that neither the Seller nor any of the Seller's Affiliates, nor any of their agents or
representatives,   nor   Broker   has   made    any
representations or held out any inducements to the Purchaser other than those specifically set forth in this
Section    6  and  Section  11.   The   Purchaser
acknowledges that the Seller, pursuant to the terms  of this
Agreement,  has  afforded  the   Purchaser      the
opportunity   for  full  and  complete  investigations,
examinations and inspections of the Property and all Property Information. The Purchaser acknowledges and agrees that (i) the Property Information delivered or made available to the Purchaser and the Purchaser's
Representatives   by  the  Seller   or   the   Seller's
Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller's Affiliates; (ii) neither the Seller nor any of the
Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, the Property Information; (iii) the Purchaser has fully reviewed and accepted, and is familiar and satisfied with the United Consulting Report and all information contained and/or disclosed therein; (iv) the Purchaser is relying solely on its own investigations, examinations and inspections of
the  Property   and  those  of  the   Purchaser's
Representatives and is not relying in any way on the Property Information furnished by the Seller or any of the Seller's Affiliates, or any of their agents or representatives; and (v) the Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information, and the Purchaser releases the Seller and the Seller's Affiliates, and their agents and representatives, from any and all liability with respect thereto.

The provisions of this Section 6 shall survive the Closing.

      Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller as follows:

(a) The Purchaser is a duly formed and validly existing corporation organized under the laws of the State of Texas, and is qualified under the laws of the State of Georgia to conduct business therein on the date hereof.

(b) The Purchaser has the full, legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed
by   it   pursuant   to   this    Agreement
(collectively,   the   "Purchaser's   Documents"),   to
consummate the transactions contemplated hereby, and to
perform   its  obligations  hereunder  and  under   the
Purchaser's Documents.

(c)   This  Agreement and the Purchaser's Documents  do
not and will not contravene any provision or the articles of incorporation or by-laws of the Purchaser, any judgment, order, decree, writ or injunction issued against the Purchaser, or any provision of any Laws applicable to the Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the
Purchaser  under  any  agreement  to  which         the
Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Purchaser.

(d)   There  are no pending actions, suits, proceedings
or  investigations to which the Purchaser  is  a  party
before any court or other governmental authority  which may
have   an  adverse  impact  on  the  transactions
contemplated hereby.

The representations and warranties of the Purchaser set
forth in this Section 7 and elsewhere in this Agreement
shall  be  true, accurate and correct in  all  material
respects upon the execution of this Agreement, shall be
deemed  to  be  repeated on and as of the Closing  Date
(except  as  they relate only to an earlier  date)  and
shall  survive the Closing for a period of twelve  (12)
months.

     Documents to be Delivered by the Seller at Closing.

At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following to the
Purchaser:

(a) A limited warranty deed (the "Deed") conveying title to the Property in the form of Exhibit A annexed hereto and made a part hereof.

(b)   The  Assignment  and  Assumption  of  Leases  and
Security  Deposits  in the form of  Exhibit  B  annexed
hereto   and  made  a  part  hereof  assigning  without
warranty or representation all of the Seller's right, title and interest, if any, in and to the Leases in effect on the Closing Date, all guarantees thereof and the security deposits thereunder in the Seller's possession, if any (the "Lease Assignment").

(c) The Assignment and Assumption of Contracts and Licenses in the form of Exhibit C annexed hereto and made
a     part  hereof  (the  "Contract  and   License
Assignment")    assigning    without    warranty     or
representation all of the Seller's right, title and interest, if any, in and to (i) all of the assignable
licenses,     permits,     certificates,     approvals,
authorizations and variances issued for or with respect to
the   Property   by  any  governmental   authority
(collectively, the "Licenses"), and (ii) all assignable
purchase    orders,   equipment   leases,   advertising
agreements, franchise agreements, license agreements, management agreements, leasing and brokerage agreements and other service contracts relating to the operation of the Property (collectively, the "Contracts") not terminated  by  Seller pursuant to the  terms  of  this
Agreement.
(d) The Assignment and Assumption of Intangible Property in the form of Exhibit D annexed hereto and made
part   hereof  assigning  without  warranty   or
representation all of the Seller's right, title and interest, if any, in and to all intangible property owned by the Seller with respect to the operation of the Property listed on Schedule 13 annexed hereto and made a part hereof, including, without limitation, the trade name Holcomb Woods (the "Intangible Property Assignment")
(the Lease Assignment, the  Contract  and License
Assignment   and  the   Intangible             Property
Assignment are herein referred to collectively  as  the "A &
A Agreements").

(e)  To the extent in the Seller's possession, executed
counterparts  of  all Leases and  New  Leases  and  any
amendments,  guarantees  and other  documents  relating
thereto,  together  with  a  schedule  of  all   tenant
security deposits thereunder and the accrued interest on such security deposits payable to tenants which are in the possession of or received by the Seller.

(f) A bill of sale in the form of Exhibit E annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to the Purchaser without warranty or representation all right, title and interest of the Seller in and to all Personal Property.

(g) Notices to the tenants of the Property in the form of Exhibit F annexed hereto and made a part hereof advising the tenants of the sale of the Property to the Purchaser and directing that rents and other payments thereafter be sent to the Purchaser or as the Purchaser may direct.

(h)   A  certificate of a general partner of the Seller
that  the  Seller  has taken all necessary  partnership
action   to  authorize  the  execution,  delivery   and
performance of this Agreement and the consummation of the transaction contemplated hereby.

(i)   Executed  originals of all Estoppel  Certificates
required   by  Section  4.3  and  any  other   Estoppel
Certificates, received by the Seller from tenants prior to the Closing Date and not previously delivered to the Purchaser.

(j) To the extent in the Seller's possession and not already located at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property.

(k) To the extent in the Seller's possession and not already located at the Property, all Licenses.

(l) To the extent in the Seller's possession, executed counterparts of all Contracts and all warranties in connection therewith which are in effect on the Closing Date and which are assigned by the Seller.

(m) To the extent in the Seller's possession and not located at the Building, plans and specifications of the Buildings.

(n)  The Transfer Tax Returns, if any.

(o) A "FIRPTA" affidavit sworn to by the Seller in the form of Exhibit H annexed hereto and made a part hereof. The Purchaser acknowledges and agrees that upon the Seller's delivery of such affidavit, the Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(p) A Broker's Lien Waiver in the form of Exhibit I annexed hereto and made a part hereof.

(q) State of Georgia Withholding Tax Affidavit in the form of Exhibit J annexed hereto and made a part hereof.

(r) An owner's affidavit and such other documents reasonably required by the title company to remove the standard mechanic's lien exception from the policy of title insurance to be issued in connection with the Title Commitment.

(s) All other documents the Seller are required to deliver pursuant to the provisions of this Agreement.

   Documents to be Delivered by the Purchaser at Closing.

At   the   Closing,   the  Purchaser   shall   execute,
acknowledge   and/or   deliver,  as   applicable,   the
following to the Seller:

(a)  The cash portion of the Purchase Price payable  at the
Closing  pursuant  to  Section  2,   subject        to
apportionments, credits and adjustments as provided in this Agreement.

(b)  The Bill of Sale.

(c)   If the Purchaser is a corporation, (i) copies  of
the certificate of incorporation and by-laws of the Purchaser and of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this
Agreement  certified  as  true  and  correct   by   the
Secretary or Assistant Secretary of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date; (iii) a qualification to do business certificate issued by the State of Georgia, dated
within thirty (30) days of the Closing Date;  and (iv)   an
incumbency  certificate  executed   by        the
Secretary or Assistant Secretary of the Purchaser with respect to those officers of the Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

(d)   If the Purchaser is a partnership, (i) copies  of
the Purchaser's partnership agreement and partnership certificate (if applicable) and, if required by law or its
partnership  agreement,  copies  of   partnership
resolutions and/or consents of the partners authorizing the
execution,  delivery  and  performance  of   this
Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the managing general partner of the Purchaser, or in the absence thereof, then by all of the
Purchaser's  general  partners;  (ii)   a   legal existence
certificate  issued   by   the   state               of
incorporation  of  the Purchaser, dated  within  thirty (30)
days   of  the  Closing  Date;   and   (iii)   a
qualification to do business certificate issued by the State of Georgia, dated within thirty (30) days of the Closing Date.

(e) If the Purchaser is a limited liability company, (i) copies of the Purchaser's operating agreement and, if required by law or its operating agreement, copies of
resolutions   of  the  manager   authorizing        the
execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the manager of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within
thirty (30) days of the Closing Date;   and  (iii)  a
qualification  to  do   business certificate  issued  by
the State of Georgia, dated within thirty (30) days of the Closing Date.

(f)  The A & A Agreements.

(g)   The  Transfer  Tax  Payments  together  with  the
Transfer Tax Return, if any.

(h) All other documents the Purchaser is required to deliver pursuant to the provisions of this Agreement.

    Operation of the Property prior to the Closing Date.

Between the date hereof and the Closing Date, the Seller shall have the right to continue to operate and maintain the Property.

  New Leases.
Except  as  hereinafter provided in this Section  10.1,
the Seller may modify, extend, renew, cancel or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Property without the Purchaser's consent; provided, however, that such Lease is on Seller's standard form with such changes as Seller deems
appropriate  in  the  exercise  of                  its
reasonable discretion. After the expiration of the Due Diligence Period, the Seller shall not modify, extend, renew or cancel (subject to Section 10.2) any Lease or enter into any proposed Lease of all or any portion of the Property without the Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied, with the reasons for any such denial, within five (5) days after receipt by the Purchaser of the Seller's notice requesting the Purchaser's consent to the proposed action relating to such existing or proposed Lease. If the Purchaser fails to reply to the Seller's request for consent in a notice given within such period or if the Purchaser expressly denies its consent
but fails to provide  the Seller   with   the  reasons  for
such   denial,                                      the
Purchaser's consent shall be deemed to have been granted.

  New Lease Expenses.
If  after the date of this Agreement the Seller  enters into
any  Leases,  or  if there is  any  extension       or
renewal  of  any  Leases, whether or  not  such  Leases
provide  for  their  extension  or  renewal,   or   any
expansion or modification of any Leases (each, a "New Lease"), the Seller shall keep accurate records of all expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease, including, without limitation, the following: (i) brokerage commissions and fees relating to such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting,
decorating, partitioning and other  items          to
satisfy  the tenant's requirements with regard to  such
leasing  transaction,  (iii)   reimbursements  to   the
tenant  for  the cost of any of the items described  in
the preceding clause (ii), (iv) legal fees for services in connection with the preparation of documents and other
services  rendered  in  connection           with   the
effectuation of the leasing transaction, (v) rent concessions relating to the demised space provided the tenant has the right to take possession of such demised space during the period of such rent concessions, and (vi) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).

  Allocation of New Lease Expenses.

The New Lease Expenses for each New Lease allocable  to
and payable by the Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days
contained in that portion, if any, of the term      of
such  New  Lease commencing on the date  on  which  the
tenant thereunder shall have commenced to pay fixed rent ("Rent Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days
contained  in  the  period  commencing  on   the   Rent
Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease,
without  provision  for  any  optional  extensions   or
renewals, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by the Purchaser by addition to the Purchase
Price.   At  the Closing, the Purchaser shall reimburse
the Seller for all New Lease Expenses theretofore paid by the Seller, if any, in excess of the portion of the New
Lease Expenses allocated to the Seller pursuant     to
the provisions of the preceding sentence. For purposes of this Section 10.1.2, the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be (i) in the case of a renewal or
extension (whether effective prior  to             or
after the Closing, or in the form of an option exercisable in the future), the first date during such
renewal   or  extension  period  after  the  originally
scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent,
(ii) in the case of an expansion (whether effective prior to or after the Closing, or in the form of an option
exercisable in the future), the date               on
which  the  tenant  under such Lease commences  to  pay
fixed rent for the additional space, and (iii) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. The provisions of this Section
10.1.2 shall survive the Closing.
  Termination of Existing Leases.
Notwithstanding anything to the contrary contained in this Agreement, the Seller reserves the right, but is not obligated, to institute summary proceedings against any tenant or terminate any Lease as a result of a default
by the tenant thereunder prior to the  Closing Date.   The
Seller makes no representations and assumes no responsibility with respect to (i) the continued occupancy of the Property or any part thereof by any tenant and (ii) the fulfillment by any tenant of its obligations under any Lease. The removal of any of the tenants listed on Schedule 11 attached hereto whether by summary proceedings or otherwise prior to the Closing Date shall not give rise to any claim on the part of the Purchaser. Further, the Purchaser agrees that it shall not be grounds for the Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease pursuant to any economic or non-economic terms of its Lease on the Closing Date and the Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.
  Contracts.
Except  as  hereinafter provided in this Section  10.3,
the Seller may cancel, modify, extend, renew or permit the expiration of Contracts or enter into any new Contract
without the Purchaser's prior consent.   After the
expiration of the Due Diligence Period, the Seller shall not modify, extend, renew or cancel (except as a result of a default by the other party thereunder or if Purchaser has given notice pursuant to Section 4.2(e) that a Contract is unacceptable) any Contracts, or enter into any new Contract without the Purchaser's prior consent in each instance, which consent shall not be unreasonably withheld or delayed, and if withheld, the Purchaser shall promptly give the Seller a notice stating the reasons therefor. If the Purchaser fails to reply within five (5) days to the Seller's request for consent in a notice given pursuant to this Section 10.3 or if the Purchaser expressly denies its consent but fails to provide the Seller with the reasons for such denial, the Purchaser's consent shall be deemed to have been granted.

 Broker.

The Purchaser and the Seller represent and warrant to each other that Brannen Goddard Company (the "Broker") is the sole broker with whom they have dealt in connection with the Property and the transactions described herein. The Seller shall be liable for, and shall indemnify the Purchaser against, all brokerage commissions or other compensation due to the Broker arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between the Seller and
the  Broker.   Each party hereto agrees  to  indemnify,
defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, except (in the case of the Purchaser as indemnitor hereunder) the Broker, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or
agreements with the indemnifying party.    The   obligations
and  representations                                and
warranties contained in this Section 11 shall survive the termination of this Agreement and the Closing.

  Casualty; Condemnation.
  Damage or Destruction.
If a "material" part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty, the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later
than ten (10) days after receipt of the Seller's   notice;
provided,   however,   that                         the
Purchaser's election shall be ineffective if within ten (10) days after the Seller's receipt of the Purchaser's election notice, the Seller shall elect by notice to the Purchaser to repair such damage or destruction and shall thereafter complete such repair within 90 days after the then scheduled Closing Date at the time of the Purchaser's election. If the Seller makes such election to repair, the Seller shall have the right to adjourn the Closing Date one or more times for up to 90 days in the aggregate in order to complete such repairs and shall have the right to retain all insurance proceeds which the Seller may be
entitled to receive as a                             result
of such damage or destruction.  If  (i)  the
Purchaser does not elect to terminate this Agreement as to the damaged Property, (ii) the Purchaser elects to terminate this Agreement as to the damaged Property but such election is ineffective because the Seller elects to repair such damage and completes such repair within such 90-day period provided above, or (iii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of the Property, the Purchaser shall close title as provided in this Agreement and, at the Closing, the Seller shall, unless the Seller has repaired such damage or destruction prior to the Closing, (x) pay over to the Purchaser the proceeds of any insurance collected by the Seller less the amount of all costs incurred by the Seller
in connection with the   repair   of  such  damage  or
destruction,                                        and
(y) assign and transfer to the Purchaser all right, title and interest of the Seller in and to any uncollected insurance proceeds which the Seller may be entitled to receive from such damage or destruction. A "material" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be ten percent (10%) or more of the Purchase Price.

  Condemnation.
If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of the Property is taken by eminent domain or condemnation (or is the
subject  of  a  pending  taking  which  has  not   been
consummated), the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) days after receipt of the Seller's notice.
If the Purchaser does not elect to terminate this Agreement, or if an "insignificant" portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined)
of the Property is taken by eminent domain or condemnation, at the Closing the Seller shall assign and
turnover,  and  the  Purchaser  shall         be
entitled  to  receive  and keep, all  awards  or  other
proceeds   for  such  taking  by  eminent   domain   or
condemnation. A "significant" portion of the Property means (i) 10% or more of any of the Buildings, (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or (iii) a legally required driveway on the Land if such driveway is the predominant means of ingress thereto or egress therefrom.

  Termination.

If the Purchaser effectively terminates this Agreement pursuant to Section 12.1 or 12.2, this Agreement shall be terminated and the rights of the parties shall be the same as if notice of termination were given pursuant to Section 14.1.

  Conditions Precedent to Closing.

   Conditions  Precedent to the Purchaser's Obligations to
Perform.
  The Purchaser's obligation under this Agreement to purchase the Property is subject to the fulfillment of each
of   the   following   conditions:   (i)    the
representations and warranties of the Seller contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date; (ii) the Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Agreement;
(iii) any conditions precedent to the Purchaser's obligation to purchase the Property which is validly listed in the Purchaser's Termination Notice as being unsatisfied has been satisfied; (iv) the Seller shall have delivered all the documents and other items required pursuant to
Section 8, and  shall  have performed   all   other
covenants,  undertakings                    and
obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing; and (v) Seller shall have continued to maintain and operate the Property in the manner it has previously, including, without limitation, maintaining the current insurance coverages thereon.

   Conditions Precedent to the Seller's Obligations  to
Perform.
The Seller's obligation under this Agreement to sell the Property to the Purchaser is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date; (ii) the Purchaser shall have delivered the funds required hereunder and all the documents to be executed by the Purchaser set forth in
Section 9 and shall have performed all other covenants, undertakings and obligations, and complied with all
conditions required by this Agreement  to           be
performed or complied with by the Purchaser at or prior to
the  Closing; (iii) all consents and  approvals     of
governmental authorities and parties to agreements to which the Purchaser is a party or by which the Purchaser's assets are bound that are required with
respect   to   the  consummation  of  the  transactions
contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to the Seller at or prior to the Closing; (iv) subject to the terms of
Section 12 hereof, the Property shall  be           in
the same condition on the Closing Date as on the date hereof, ordinary wear and tear specifically excepted; and
(v) the additional matters set forth in Schedule 14 annexed
hereto  and  made a  part  hereof  shall  have occurred   or
been  delivered  to  the   Seller,                   as
applicable, at or prior to the Closing.



 Remedies Upon Failure to Satisfy Conditions.

  In the event that any condition contained in Sections
13.1, 13.2 is not satisfied, the party entitled to  the
satisfaction  of such condition as a condition  to  its
obligation to close title shall have as its sole remedy
hereunder  the  right  to  elect  to  (i)  waive   such
unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) proceed as provided in
Section 14 hereof.

  Remedies.

  Seller's Inability to Perform.

If the Closing fails to occur by reason of the Seller's
inability   to  perform  its  obligations  under   this
Agreement which has not been waived pursuant to Section 13.3, then the Purchaser, as its sole remedy for such inability of the Seller, may terminate this Agreement by
notice  to the Seller.  If the Purchaser elects     to
terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and except that the Purchaser shall be entitled to a return of the Deposit and reimbursement for Purchaser's receipted out-of-pocket expenditures to third party vendors, exclusive of attorneys' fees and expenses, incurred in connection with Purchaser's due diligence activities, provided the Purchaser is not otherwise in default hereunder.
Nothing contained herein shall limit or restrict the Purchaser's ability to pursue any rights or remedies it may  have  against  the  Seller  with  respect  to  the
Surviving  Obligations.  Except as set  forth  in  this
Section   14.1  and  the  Surviving  Obligations,   the
Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Seller's inability
to   perform  its  obligations   hereunder.
Notwithstanding anything to the contrary herein, if the Seller's inability to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this
Section 14.1 or elsewhere in this Agreement.

  Purchaser's Failure to Perform.
In the event of a default hereunder by the Purchaser or if the Closing fails to occur by reason of the
Purchaser's   failure  or  refusal   to   perform   its
obligations  hereunder, then the Seller  may  terminate this
Agreement  by  notice to the Purchaser.         If  the
Seller elects to terminate this Agreement, then this Agreement shall be terminated and the Seller may,
pursuant   to  OCEA  13-6-7,  retain  the  Deposit   as
liquidated damages for all loss, damage and expenses suffered by the Seller, it being agreed that the
Seller's  damages  are  impossible  to  ascertain,  and
neither   party   shall   have  any   further   rights,
obligations or liabilities hereunder, except for the Surviving Obligations. Nothing contained herein shall limit or restrict the Seller's ability to pursue any rights or remedies it may have against the Purchaser with  respect to the Surviving Obligations.  Except  as set
forth      in  this  Section 14.2  and  the  Surviving
Obligations,   the  Seller  hereby  expressly   waives,
relinquishes and releases any other right or remedy available to them at law, in equity or otherwise by reason of the Purchaser's default hereunder or the
Purchaser's   failure  or  refusal   to   perform   its
obligations hereunder. Notwithstanding anything to the contrary herein, if the Purchaser's default or the
Purchaser's   failure  or  refusal   to   perform   its
obligations under this Agreement is a result of any action of, or failure to act by, the Seller or any of the Seller's Affiliates, the Seller shall not be relieved of its obligations under this Agreement and the Seller shall not be entitled to any right or remedy provided in this Section 14.2 or elsewhere in this Agreement.

  Seller's Failure to Perform.

If the Closing fails to occur by reason of the Seller's failure or refusal to perform its obligations hereunder which has not been waived by the Purchaser, then the Purchaser, as its sole remedy hereunder, may (i) terminate this Agreement by notice to the Seller, in
which   case   Purchaser  shall  be   entitled   to   a
reimbursement  from  Seller  for  all  of   Purchaser's
receipted out-of-pocket expenditures to third parties, exclusive of attorneys' fees and expenses, incurred in connection with Purchaser's due diligence activities or (ii) seek specific performance from the Seller. As a condition precedent to the Purchaser exercising any right it may have to bring an action for specific performance as the result of the Seller's failure or refusal to perform their obligations hereunder, the Purchaser must commence such an action within ninety (90)
days  after the occurrence of such default.    The
Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety
(90) day period shall be deemed a waiver  by  it of  its
right   to   commence   such   an   action.
Notwithstanding anything to the contrary herein, if the Seller's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.3 or elsewhere in this Agreement.

  Escrow.
The Escrow Agent shall hold the Downpayment and all interest accrued thereon, if any (collectively, the "Deposit") in escrow and shall dispose of the Deposit only in accordance with the provisions of that certain Escrow Agreement of even date herewith by and among the Escrow Agent, the Purchaser and the Seller relating to the Property (the "Escrow Agreement") in the form of Exhibit
J hereto. Simultaneously with their execution and delivery of this Agreement, the Purchaser and the Seller shall furnish the Escrow Agent with their true Federal Taxpayer
Identification Numbers  so  that  the Escrow   Agent   may
file  appropriate   income                     tax
information returns with respect to any interest earned on or credited to the Deposit. The party entitled to the economic benefit of the Deposit representing interest earned on the Downpayment shall be the party responsible for the payment of any tax due thereon.

The provisions of the Escrow Agreement shall survive the termination of this Agreement and the Closing.

  Notices.

All notices, elections, consents, approvals, demands, objections, requests or other communications which the Seller or the Purchaser may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and (i) delivered by hand to the addresses set forth below, or (ii) (a) sent by express mail or courier (for next business day delivery), or (b) sent by certified or registered mail, return receipt
requested   with  proper   postage             prepaid,
addressed as follows:

     If to the Seller:

     Dean Witter Realty Income
     Partnership III, L.P.
     c/o Dean Witter Realty Inc.
     Two World Trade Center
     64th Floor
     New York, NY 10048
     Attention:  Mr. Robert B. Austin

          with a copy to:

     Vincent M. Sacchetti, Esq.
     Bingham, Dana & Gould LLP
     150 Federal Street
      Boston, Massachusetts 02110

     If to the Purchaser:

     LPC Commercial Services, Inc.
     3405 Piedmont Road, N.W., Suite
     100 Atlanta, Georgia  30505
     Attention:  Mr. Bucky Shamburger

          with a copy to:
     Holland & Knight LLP
     2100 Pennsylvania Avenue, N.W., Suite 400
     Washington, D.C.  20037
     Attention:  David S. Kahn
The Seller or the Purchaser may designate another addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this
Section  16.   A notice  or other communication sent
in compliance with the provisions of this Section 16 shall be deemed given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (or to such other address as such party has designated as provided above), (ii) if sent by express mail or overnight courier, on the date it is delivered to the other party, or (iii) if sent by registered or certified mail, on the third business day following the day such mailing is made.

  Property Information and Confidentiality.

The  Purchaser agrees that, prior to the  Closing,
all Property    Information   shall   be   kept
strictly confidential  and shall not, without the
prior  consent of  the  Seller, be disclosed by the
Purchaser  or  the Purchaser's  Representatives, in
any manner whatsoever, in  whole  or  in  part, and
will not be  used  by  the Purchaser or the
Purchaser's Representatives,  directly or
indirectly,  for any purpose other than  evaluating
the  Property.   Moreover, the Purchaser  agrees
that, prior to the Closing, the Property Information
will  be transmitted only to the Purchaser's
Representatives (i) who  need  to  know  the Property
Information  for  the purpose  of  evaluating  the
Property,  and  who                             are
informed by the Purchaser of the confidential nature
of the Property Information, (ii) who agree to be
bound by the  terms of this Section 17 and Section
6.3 and (iii) who  have  executed  and delivered to
the  Seller  the letter regarding use of the Property
Information in the form  of  Exhibit  L  hereto.  The
provisions  of  this Section                    17
shall  in  no  event  apply  to  Property
Information  which  is a matter of  public  record
and shall  not  prevent the Purchaser from  complying
with Laws,   including,  without  limitation,
governmental regulatory, disclosure, tax and reporting requirements.

  Press Releases.

The  Purchaser  and  Seller, for the  benefit  of
each other,  hereby agree that between the date
hereof  and the  Closing  Date, they will not release
or  cause  or permit  to  be  released any press
notices,  publicity (oral or written) or advertising
promotion relating to, or otherwise announce or
disclose or cause or permit to be  announced  or
disclosed, in any manner  whatsoever, the terms,
conditions or substance of this Agreement or the
transactions  contemplated herein,  without  first
obtaining  the  written  consent  of  the  other
party hereto.  It is understood that the foregoing
shall  not preclude either party from discussing the
substance  or any  relevant  details of the
transactions contemplated in                this
Agreement  with  any  of   its   attorneys,
accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

  Return of Property Information.
In   the  event  this  Agreement  is  terminated,
the
Purchaser  and  the  Purchaser's Representatives
shall promptly deliver to the Seller all originals
and copies of  the  Property Information in the
possession of  the Purchaser    and   the
Purchaser's   Representatives. Notwithstanding
anything  contained  herein   to            the
contrary,  in no event shall the Purchaser be
entitled to  receive a return of the Downpayment or
the  accrued interest                       thereon,
if  any,  if  and  when  otherwise
entitled thereto pursuant to this Agreement until
such time    as                             the
Purchaser   and   the
Purchaser's
Representatives shall have performed the obligations contained in the preceding sentence.

  Property Information Defined.

As   used   in  this  Agreement,  the  term
"Property
Information"   shall  mean  (i)  all  information
and
documents  in  any  way relating to the  Property,
the operation  thereof  or  the  sale  thereof
(including, without  limitation,  Leases, Contracts
and  Licenses) furnished  to, or otherwise made
available  for  review by,   the   Purchaser   or
its  directors,   officers, employees,  affiliates,
partners,  brokers,  agents  or other
representatives, including, without  limitation,
attorneys,   accountants,   contractors,
consultants, engineers  and  financial advisors
(collectively,  the "Purchaser's Representatives"),
by the Seller or any of the   Seller's   Affiliates,
or   their agents   or
representatives,  including, without limitation,
their contractors,
engineers,   attorneys,    accountants,
consultants,   brokers  or  advisors,  and   (ii)
all
analyses, compilations, data, studies, reports or other information or documents prepared or obtained by the Purchaser or the Purchaser's Representatives containing or based, in whole or in part, on the information or documents described in the preceding clause (i), or the Investigations, or otherwise reflecting their review or investigation of the Property.

  Remedies.

In  addition  to  any other remedies available  to
the Seller,  the  Seller  shall  have  the  right  to
seek
equitable   relief,   including,  without
limitation, injunctive relief or specific
performance, against  the Purchaser or the
Purchaser's Representatives  in  order to enforce the
provisions of this Section 17 and 6.3.
The  provisions  of this Section 17 shall  survive
the termination of this Agreement and the Closing.
  Access to Records.
For  a  period  of  three (3) years subsequent  to
the Closing  Date, the Seller, the Seller's
Affiliates  and their  employees, agents and
representatives  shall  be entitled  to  access
during  business  hours  to                   all
documents, books and records given to the Purchaser
by the  Seller at the Closing for tax and audit
purposes, regulatory    compliance,    and
cooperation    with governmental   investigations
upon  reasonable   prior notice  to the Purchaser,
and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

  Assignments.

This Agreement shall be binding upon and shall inure
to the   benefit  of  the  parties  hereto  and  to
their respective heirs, executors, administrators,
successors and  permitted  assigns.  This  Agreement
may  not  be assigned  by  the Purchaser without the
prior  written consent  of the Seller and any
assignment or  attempted assignment by the Purchaser
without such prior  written consent  shall
constitute a default by  the  Purchaser hereunder
and  shall  be  null  and  void;  provided, however,
that Purchaser may on one occasion assign this
Agreement,  without  Seller's consent,  to  a
commonly controlled  affiliate  of  Seller,  so  long
as   (i)
Purchaser has provided Seller with written notice of such assignment at least fifteen (15) days prior to Closing, and (ii) no such assignment shall alleviate Purchaser of its obligations hereunder, which shall be joint and several with any such assignee.

  Entire Agreement, Amendments.

All  prior  statements, understandings,
representations and  agreements between the parties,
oral  or  written, are  superseded by and merged in
this Agreement,  which alone  fully  and  completely
expresses  the  agreement between  them  in
connection with this transaction  and which is
entered into after full investigation, neither party
relying   upon  any  statement,  understanding,
representation  or  agreement made  by  the  other
not embodied  in  this Agreement. This Agreement
shall  be given  a fair and reasonable construction
in accordance with  the intentions of the parties
hereto, and without regard  to  or  aid  of  canons
requiring  construction against   the   Seller  or
the  party  drafting   this Agreement.   This
Agreement  shall  not  be   altered, amended,
changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

  Merger.

Except  as  otherwise  expressly provided  herein,
the Purchaser's  acceptance of the Deed shall be
deemed  a discharge  of  all  of the obligations  of
the  Seller hereunder  and  all  of  the Seller's
representations, warranties, covenants and agreements
herein shall merge in the documents and agreements
executed at the Closing and shall not survive the
Closing.
  Limited Recourse.
The Purchaser agrees that it does not have and will
not have  any  claims  or  causes  of  action
against  any disclosed  or undisclosed officer,
director,  employee, trustee,      shareholder,
partner,  principal,   parent,
subsidiary or other affiliate of the Seller,
including, without  limitation, Dean Witter Realty
Inc.  and  the parent  and  affiliates  of  Dean
Witter  Realty  Inc. (collectively, the "Seller's
Affiliates"), arising  out of   or  in  connection
with  this  Agreement  or  the transactions
contemplated hereby.  The Purchaser agrees to  look
solely to the Seller and the Seller's  assets
directly   attributable  to  the   Building   for
the
satisfaction  of the Seller's liability  or
obligation arising   under  this  Agreement  or  the
transactions contemplated hereby, or for the
performance of  any                of
the  covenants, warranties or other agreements  of
the Seller contained herein, and further agrees not
to  sue or  otherwise  seek to enforce any personal
obligation against any of the Seller's Affiliates
with respect                       to
any  matters arising out of or in connection with
this Agreement or the transactions contemplated
hereby.  The total  liability of the Seller hereunder
shall  in                no
event exceed an amount equal to the Downpayment.

  Miscellaneous.

Neither this Agreement nor any memorandum thereof
shall be  recorded and any attempted recordation
hereof shall be void and shall constitute a default.
This Agreement may  be  executed in one or more
counterparts, each                 of
which  so  executed and delivered shall  be  deemed
an
original,  but  all  of  which  taken  together
shall constitute  but one and the same instrument.
Each                     of
the  Exhibits  and  Schedules referred  to  herein
and attached             hereto  is  incorporated
herein   by              this
reference.  The caption headings in this Agreement
are for  convenience only and are not intended to be
a part of this Agreement and shall not be construed
to modify, explain  or  alter  any  of  the  terms,
covenants                or
conditions herein contained.  If any provision of
this Agreement shall be unenforceable or invalid,
the  same shall  not  affect  the remaining
provisions  of  this Agreement  and  to  this  end
the  provisions  of  this Agreement  are  intended to
be and shall be  severable. This  Agreement  shall be
interpreted and  enforced                          in
accordance with the laws of the State of Georgia without reference to principles of conflicts of laws.

  Time of the Essence.

Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the originally scheduled date.

  IRS Form 1099-S Designation.

   In   order  to  comply  with  information
reporting requirements of Section 6045(e) of the
Internal Revenue Code  of 1986, as amended, and the
Treasury Regulations thereunder,  the parties agree
(i) to  execute  an  IRS Form  1099-S Designation
Agreement in the form attached hereto  as  Exhibit  M
at or prior to  the  Closing  to designate the Title
Company as the party who  shall  be responsible for
reporting the contemplated sale of  the Property to
the Internal Revenue Service (the "IRS") on IRS Form
1099-S; (ii) to provide the Title Company with the
information  necessary to  complete  Form  1099-S;
(iii)  that  the Title Company shall not be liable
for the  actions taken under this Section 25,  or
for  the consequences of those actions, except as
they  may  be the result of gross negligence or
willful misconduct on the  part of the Title Company;
and (iv) that the Title Company  shall  be
indemnified by the parties  for  any costs  or
expenses incurred as a result of the  actions taken
under this Section 25, except as they may be  the
result of gross negligence or willful misconduct on
the part  of  the  Title Company.  The Title Company
shall provide all parties to this transaction with
copies  of the  IRS  Forms 1099-S filed with the IRS
and with  any other documents used to complete IRS
Form 1099-S.
  Attorney's Fees.
  In  any  event that at any time Seller  or
Purchaser shall  institute any action or proceeding
against  the other   relating  to  this  Agreement
or  any  default hereunder, then and in that event
the prevailing  party in  such  action  or proceeding
shall  be  entitled  to recover  from the other party
its reasonable attorneys' fees  which  shall  be
deemed to have  accrued  on  the commencement of such
action or proceeding and shall  be payable  whether
or not such action is  prosecuted  to judgment.
  Counterparts.
       This  Agreement may be executed by  the
parties hereto in separate counterparts, each of
which when  so executed  and delivered shall be an
original,  but  all such counterparts shall together
constitute but one and the same instrument.
28.   Tax  Free Exchange. Purchaser may consummate
the purchase  of  the Property as part of a so called
like kind exchange (the "Exchange") pursuant to 1031
of  the Internal Revenue Code of 1986, as amended
(the "Code"), provided that: (i) the Closing shall
not be delayed  or affected  by  reason  of  the
Exchange  nor  shall  the consummation  or
accomplishment of the  Exchange  be  a condition
precedent   or  condition   subsequent          to
Purchaser's  obligations  under  this  Agreement;
(ii) Purchaser   shall  effect  the  Exchange
through                                    an
assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (iii)
Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; and (iv) Purchaser shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Purchaser not consummated its purchase through the Exchange.
Seller shall not by this agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to Purchaser that the Exchange in fact complies with 1031 of the Code.
IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.



                       SELLER:

                         DEAN WITTER REALTY INCOME
                         PARTNERSHIP III, L.P.

                         By:  Dean Witter Realty
                                  Income Properties
                                  III, L.P.,
Inc.
                              its general partner
                         By:
                        Name:
                              Title:


                         PURCHASER:

                         LPC COMMERCIAL SERVICES,
INC.

                         By:
                              Name:
                              Title: